Exhibit 5.1

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourantozannes.com

The Directors

WNS (Holdings) Limited

Queensway House

Hilgrove Street

St Helier

Jersey JE1 1ES

Channel Islands

15 September 2011

2024764/RAINJ/MdFJ/3552033/3

Dear Sirs

Registration Statement on Form S-8

Introduction

1.	We have acted as legal advisers to WNS (Holdings) Limited (the Company), a Jersey incorporated company, in connection with the registration under the United States Securities Act of 1933, as amended (the Securities Act), of an additional 2,200,000 ordinary shares with a par value of 10 pence each in the capital of the Company issuable under the Company’s Second Amended and Restated WNS (Holdings) Limited 2006 Incentive Award Plan (the Plan) under a Registration Statement on Form S-8 (the Form S-8).

2.	Under the Plan, participants may be granted awards relating to ordinary shares with a par value of 10 pence each in the capital of the Company (the Ordinary Shares), directly or in the form of American Depositary Shares (ADSs). The additional 2,200,000 Ordinary Shares which may be issued to participants, or to the Company’s depositary, pursuant to awards granted or to be granted under the Plan are the Plan Shares.

Scope

3.	We have only examined copies of the documents mentioned in paragraph 6.

4.	We have not examined any other document including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Form S-8.

5.	We have not undertaken any exercise that is not described in this opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

Documents examined

6.	For the purposes of this opinion we have examined and relied upon copies of the following documents:

(a)	the Form S-8;

(b)	the Plan;

Mourant Ozannes is a Jersey partnership

Partners: D J Birtwistle, M Chambers, G R P Corbin, E C Devenport, S J V Felton, S M Gould, J Harvey-Hills, T J Herbert, R A Hickling, J E Hill, B H Lacey, W Lambert, B J Lincoln, J H Rainer, J A Richomme, G A Rigby, J D Rigby, B C Robins, J F Ruane, J P Speck, M Stone, A J R Syvret, M Temple, J C Walker.

Consultants: A R Binnington, I C James.

(c)	the memorandum and articles of association of the Company;

(d)	a certified extract of written resolutions of the directors of the Company passed on 21 July 2011 whereby the directors resolved, among other things, that, subject to shareholders’ approval and the consent of the Jersey Financial Services Commission (the JFSC), the increase in the ordinary shares available for grant under the Plan by 2,200,000 ordinary shares be approved, the Plan be adopted to reflect such increase and the Company be authorized to allot and issue the Plan Shares in connection with any awards granted by the Company pursuant to the Plan;

(e)	minutes of the annual general meeting of the shareholders of the Company held on 13 September 2011 whereby the shareholders resolved, among other things, that, subject to the consent of the JFSC, the increase in the ordinary shares available for grant under the Plan by 2,200,000 ordinary shares and the Plan be approved and adopted; and

(f)	the consent of the JFSC dated 18 August 2011.

Assumptions

7.	In giving this opinion, we have assumed that:

(a)	the Plan will be operated in accordance with its rules;

(b)	the Company’s board of directors (or a duly authorised committee thereof):

(i)	has duly authorised and granted all awards of Plan Shares granted by the Company and will duly authorise and grant all awards of Plan Shares to be granted by the Company; and

(ii)	has resolved or will resolve to allot and issue Plan Shares pursuant to and in satisfaction of such awards,

in a manner consistent with their fiduciary duties and in accordance with the rules of the Plan and the Company’s articles of association;

(c)	awards in respect of Plan Shares will be exercisable only for Ordinary Shares and not for any other class of shares in the Company;

(d)	no issue of Plan Shares will result in the authorised share capital of the Company being exceeded;

(e)	no Plan Share will be issued at a price less than its nominal value;

(f)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents examined by us;

(g)	all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any director, secretary or officer of the Company are genuinely those of the persons whose signatures they purport to be;

(h)	words and phases used in the Form S-8 have the same meaning and effect as they would if those documents were governed by Jersey law;

(i)	there is no provision of any law (other than Jersey law) which would affect anything in this opinion; and

(j)	no other event occurs after the date hereof which would affect the opinions herein stated.

8.	In giving the opinions as to Jersey law expressed herein, we have also considered certain matters of fact. With your consent, we have relied upon the Company’s certificate dated 15 September 2011 as to such matters of fact stated therein, without having independently verified such factual matters.

Opinion

9.	As a matter of Jersey law and based on, and subject to, the assumptions, limitations and qualifications set out in this opinion and to matters not disclosed to us, we are of the opinion that:

(a)	upon the issuance of Plan Shares against the payment in full from the relevant award holder of all sums due in respect of his or her award under the Plan; and

(b)	upon the entry of the relevant award holder, or the Company’s depositary, as a holder of the relevant Plan Shares in the register of members of the Company,

the Plan Shares will be validly issued, fully paid and non-assessable. For these purposes, non-assessable means that no further sums will be payable by a shareholder in respect of the acquisition of a Plan Share pursuant to an award granted under the Plan.

Qualification

10.	Our opinion is qualified by the following qualification:

(a)	the obligations of the Company under or in respect of the Plan Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

Jersey law

11.	This opinion is limited to matters of and is interpreted in accordance with Jersey law as at the date hereof and we express no opinion with respect to the laws of any jurisdiction other than Jersey. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

Benefit of opinion

12.	We hereby consent to the filing of this opinion as an exhibit to the Form S-8 with the US Securities and Exchange Commission (the Commission). In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes